MEDIA CONTACT:
Jeff Battcher
BellSouth Corporation
404-249-2793
Jeff.Battcher@BellSouth.com



                           Dykes Announces Retirement
                      Shannon Named Chief Financial Officer

ATLANTA - September 27, 2005 - BellSouth's (NYSE: BLS) Chief Financial Officer, Ron Dykes, announced today that he will retire at the end of this year, concluding a career at the communications company that has spanned 34 years.

After completing his service with the U.S. Army as an officer in the Signal Corps, Dykes joined Southern Bell, where he held a series of positions of increasing responsibility in network operations and network planning and engineering. He was elected a corporate officer in 1988 when he became vice president of finance for BellSouth Enterprises. He was named chief financial officer of BellSouth Corporation in 1995.

"Ron's unique combination of operations experience and financial acumen gave him insight and expertise that were key to BellSouth's financial strength," said Duane Ackerman, chairman and chief executive officer. "If you were going to define the quintessential CFO, it would be Ron Dykes."

Among his many contributions, Dykes played a major role in the formation of Cingular Wireless, the nation's largest wireless company. He is chairman of Cingular's board of directors.

He has also been active in the Atlanta community, serving on the board of trustees of St. Joseph's Health System.

Dykes, 58, earned his bachelor's degree in electrical engineering from Auburn University and an MBA in management from Emory University. He also earned an MS in management from Stanford University, where he was a Sloan Fellow.

His honors include induction into the Alabama Engineering Hall of Fame. He is also a member of the Auburn University Electrical Engineering Industrial Advisory Board.

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Well respected in the financial community, Dykes created a top-flight finance organization which has successfully navigated the changing world of telecom.


Pat Shannon will succeed Dykes as BellSouth's chief financial officer. Shannon, 42, began his career at Bellsouth in 1997 as vice president-finance and controller. Most recently he has served as senior vice president of finance. Shannon, a certified public accountant, earned his bachelor of science degree in business administration from the University of Georgia.

"We are fortunate to have someone with Pat's qualifications ready to step into this role," Ackerman said. "He has had an active role in all of BellSouth's major activities over the last few years."

About BellSouth Corporation


BellSouth Corporation is a Fortune 100 communications company headquartered in Atlanta, Georgia. BellSouth has joint control and 40 percent ownership of Cingular Wireless, the nation's largest wireless voice and data provider with
51.6 million customers.


Backed by award winning customer service, BellSouth offers the most comprehensive and innovative package of voice and data services available in the market. Through BellSouth Answers(R), residential and small business customers can bundle their local and long distance service with dial-up and high-speed DSL Internet access, satellite television and Cingular(R) Wireless service. For businesses, BellSouth provides secure, reliable local and long distance voice and data networking solutions. BellSouth also offers online and directory advertising through BellSouth(R) RealPages.com(R) and The Real Yellow Pages(R).


BellSouth believes that diversity and fostering an inclusive environment are critical in maintaining a competitive advantage in today's global marketplace. More information about BellSouth can be found at http://www.bellsouth.com.